As filed with the U.S. Securities and Exchange Commission on February 1, 2008

File No. 333-146384 811-03392

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]
Pre-Effective Amendment No. [ ]
Post-Effective Amendment No. 1

JOHN HANCOCK SERIES TRUST
(Exact Name of Registrant as Specified in Charter)

601 Congress Street
Boston, Massachusetts 02110
(Address of Principal Executive Offices)
(617) 663-4324
(Registrant’s Area Code and Telephone Number)

Alfred P. Ouellette 601 Congress Street Boston, Massachusetts 02110 (Name and Address of Agent for Service)	With copies to: Mark P. Goshko, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP One Lincoln Street Boston, Massachusetts 02111

JOHN HANCOCK SERIES TRUST (“REGISTRANT”)

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement on Form N-14

Part A – Joint Proxy Statement/Prospectus of John Hancock Multi Cap Growth Fund (the
“Acquired Fund”), a series of the Registrant, and John Hancock Mid Cap Equity Fund (the
“Acquiring Fund”), also a series of the Registrant- Incorporated by reference to the Registrant’s
Registration Statement on Form N-14 filed on September 28, 2007, SEC Accession No.
0001010521-07-000681.

Part B - Statement of Additional Information of the Acquiring Fund - Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on September 28, 2007, SEC
Accession No. 0001010521-07-000681.

Part C - Other Information

Signature Page

Exhibit Index

Exhibits - The sole purpose of this filing is to file as an exhibit the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on September 28, 2007, as required by Item 16(12) of Form N-14. Part C of this Registration Statement has been updated as necessary.

PART C
OTHER INFORMATION

ITEM 15. INDEMNIFICATION

     No change from the information set forth in Item 25 of the most recently filed Registration Statement of the Registrant on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 002-75807 and 811-3392) as filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2007 (accession no. 0000928816-07-001800), which information is incorporated herein by reference.

ITEM 16.	EXHIBITS

Exhibit
No.	Exhibit Description	Note
(1)(a)	Amended and Restated Declaration of Trust dated March 8, 2005.	(1)
(1)(b)	Amendment effective July 1, 2005, to Declaration of Trust dated March 8, 2005	(2)
	regarding change of address of principal place of business.
(2)	Amended and Restated By-Laws dated March 8, 2005	(1)
(3)	Not applicable.
(4)	Form of Agreement and Plan of Reorganization.	(9)
(5)	Instruments Defining Rights of Security Holders, see Exhibits (1) and (2).
(6)(a)	Investment Management Contract between the Registrant, on behalf of the	(3)
Acquiring Fund, and John Hancock Advisers, LLC (“JHA”) effective August 4,
	2003.
(6)(b)	Sub-Advisory Agreement dated December 31, 2005 between Registrant, JHA, and	(2)
	Sovereign Asset Management, LLC (now known as MFC Global Investments
	(U.S.), LLC (“MFC”)).
(7)	Distribution Agreement between John Hancock Funds Inc. and the Registrant	(4)
	dated December 2, 1996.

1 Incorporated by reference to an exhibit filed with post-effective amendment no. 51 to Registrant’s Registration Statement on Form N-1A, file nos. 811-3392 and 2-75807, filed with the SEC on March 1, 2006, accession no. 0001010521-06-000148.

2 Incorporated by reference to an exhibit filed with post-effective amendment no. 52 to Registrant’s Registration Statement on Form N-1A, file nos. 811-3392 and 2-75807, filed with the SEC on February 26, 2007, accession no. 0001010521-07-000194.

3 Incorporated by reference to an exhibit filed with post-effective amendment no. 49 to Registrant’s Registration Statement on Form N-1A, file nos. 811-3392 and 2-75807, filed with the SEC on May 1, 2004, accession no. 0001010521-04-000075.

4 Incorporated by reference to an exhibit filed with post-effective amendment no. 28 to Registrant’s Registration Statement on Form N-1A, file nos. 811-3392 and 2-75807, filed with the SEC on February 26, 1997, accession number 0001010521-97-000222.

Exhibit
No.	Exhibit Description	Note
(7)(a)	Amendment to Distribution Agreement dated December 2, 1996 to add the	(3)
	Acquiring Fund.
(7)(b)	Form of Soliciting Dealer Agreement between John Hancock Funds, LLC and	(5)
	Selected Dealers (“Selling Agreement”).
(7)(c)	Form of Amendment to Selling Agreement.	(1)
(7)(d)	Form of Financial Institution Sales and Service Agreement between John Hancock	(6)
	Funds Inc. and John Hancock Funds.
(8)	Not applicable.
(9)(a)	Custody Agreement between John Hancock Mutual Funds and The Bank of New	(7)
	York (“BNY”) dated September 12, 2001.
(9)(b)	Custody Agreement between Registrant and BNY dated August 4, 2003.	(3)
(10)(a)	Classes A, B, and C Distribution Plans between the Fund and John Hancock	(3)
	Funds, LLC dated August 4, 2003.
(10)(b)	John Hancock Funds Class A, Class B, Class C and Class I Multiple Class Plan	(5)
	pursuant to Rule 18f-3.
(11)	Opinion and Consent of Counsel.	(9)
(12)	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP with respect to certain	(*)
	federal income tax consequences of the Acquiring Fund’s acquisition of the
	Acquired Fund.
(13)(a)	Master Transfer Agency and Service Agreement between John Hancock funds and	(9)
	John Hancock Signature Services, Inc. dated June 1, 2007.
(13)(b)	Accounting and Legal Services Agreement.	(8)

(*) Filed herewith.

5 Incorporated by reference to an exhibit filed with post-effective amendment no. 50 to Registrant’s Registration Statement on Form N-1A, file nos. 811-3392 and 2-75807, filed with the SEC on March 1, 2005, accession no. 0001010521-05-000071.

6 Incorporated by reference to an exhibit filed with post-effective amendment no. 24 to Registrant’s Registration Statement on Form N-1A, file nos. 811-3392 and 2-75807, filed with the SEC on April 26, 1995, accession number 0000950135-95-001000.

7 Incorporated by reference to an exhibit filed with post-effective amendment no. 44 to Registrant’s Registration Statement on Form N-1A, file nos. 811-3392 and 2-75807, filed with the SEC on December 27, 2001, accession no. 0001010521-01-500305.

8 Incorporated by reference to an exhibit filed with post-effective amendment no. 22 to the Registration Statement on Form N-1A of John Hancock Series, Inc., file nos. 811-5254 and 33-16048, filed with the SEC on April 29, 1995, accession number 0001010521-96-000044.

9 Incorporated by reference to the exhibit filed electronically with the Registrant’s Joint Proxy Statement/Prospectus of John Hancock Multi Cap Growth Fund, and John Hancock Mid Cap Equity Fund on Form N-14 filed on September 28, 2007, accession number 0001010521-07-000681.

Exhibit
No.	Exhibit Description	Note
(14)	Consent of Independent Registered Public Accounting Firm.	(9)
(15)	Not applicable.
(16)	Power of Attorney.	(9)
(17)(a)	Code of Ethics of JHA, MFC, and each John Hancock open-end and closed-end	(2)
	fund dated July 1, 2006.
(17)(b)	Code of Ethics for the Independent Directors/Trustees of the John Hancock Funds	(2)
	dated December 6, 2005.
(17)(c)	Form of Proxy Cards.	(9)

Item 17.	Undertakings.
(1)	The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

     A copy of the Amended and Restated Declaration of Trust of John Hancock Series Trust is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

SIGNATURES

     As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Boston and Commonwealth of Massachusetts on the 1st day of February, 2008.

John Hancock Series Trust

By:	/s/ Keith F. Hartstein*
Name: Keith F. Hartstein
Title: President and Chief Executive Officer

     As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Signature	Title	Date
	/s/ Keith F. Hartstein*	President and Chief Executive Officer	February 1, 2008
Keith F. Hartstein

	/s/ Gordon M. Shone	Treasurer (Chief Accounting Officer)	February 1, 2008
Gordon M. Shone

	/s/ James R. Boyle*	Trustee	February 1, 2008
James R. Boyle

	/s/ James F. Carlin*	Trustee	February 1, 2008
James F. Carlin

	/s/ William H. Cunningham*	Trustee	February 1, 2008
William H. Cunningham

	/s/ Charles L. Ladner*	Trustee	February 1, 2008
Charles L. Ladner

	/s/ John A. Moore*	Trustee	February 1, 2008
John A. Moore

	/s/ Patti McGill Peterson*	Trustee	February 1, 2008
Patti McGill Peterson

	/s/ Steven R. Pruchansky*	Trustee	February 1, 2008
Steven R. Pruchansky

*By:	/s/ Alfred P. Ouellette		February 1, 2008
Alfred P. Ouellette
Attorney-In-Fact, under
Power of Attorney dated
September 19, 2007

EXHIBIT INDEX

Exhibit No.	Description

(12)	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP with respect to certain federal income tax consequences of the Acquiring Fund’s acquisition of the Acquired Fund.